Exhibit 10.2

January 6, 2014

Via E-Mail:

Mr. Robert J. Chitty

Senior Vice President

InterContinental Hotels Group

Three Ravinia Drive, Suite 100

Atlanta, GA  30346

RE:  Deposit Terms

Dear Bob:

Pursuant to previous conversations and correspondence, the purpose of this letter is to document our understandings and agreement regarding possible seasonal shortfalls during 2014 and 2015 in the Deposit compared to the required maintenance levels set forth in section 10.1 of the Management Agreement.

Section 10.1 of the Management Agreement among certain of our affiliates and certain affiliates of InterContinental Hotels Group PLC, effective as of July 1, 2011 (the “Agreement”), provides that during the Fiscal Year ending December 31, 2014, Manager will not be in default of its obligation to pay the Owner’s First Priority in full if, having applied portions of the Deposit to fund Owner’s First Priority, the Deposit is not less than $30,000,000 through the end of such Fiscal Year and in each Fiscal Year thereafter if, having applied portions of the Deposit to fund Owner’s First Priority, the Deposit is not less than $37,000,000 (each, a “Minimum Deposit”). Capitalized terms used in this letter without definition have the meanings given therefor in the Agreement.

You have advised us that you anticipate possible seasonal shortfalls in the Minimum Deposit during the Fiscal Years ending December 31, 2014 and 2015.

If during the Fiscal Years ending December 31, 2014 or 2015, Manager projects Net Disbursement Cash in any Fiscal Month(s) will be insufficient to pay Owner’s First Priority in full, that a draw on the Deposit will be required, and that after having made such draw, the amount of the Deposit will be less than the Minimum Deposit (the amount by which the Deposit would be reduced below the Minimum Deposit is referred to as the “Shortfall”), Manager may deposit with Owner, on or before the first Business Day of the Fiscal Month(s) in which the Shortfall is projected, an amount in cash at least equal to one-half the Shortfall (a “Special Deposit”), upon receipt by Owner the Minimum Deposit shall be deemed to be reduced by an amount equal to twice the amount of the Special Deposit (but not below zero) and the Minimum Deposit, for purposes of Manager’s compliance under Section 10.1, will be the Minimum

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Mr. Robert J. Chitty
January 6, 2014

Deposit as deemed to be reduced.  For example, if the Manager projects a Shortfall in January of 2014 of $5,000,000, Manager may make a Special Deposit in the amount of $2,500,000 on or before January 2, 2014 and the Minimum Deposit will be deemed to be reduced to $25,000,000 for such Fiscal Year. If Manager projects a further Shortfall in April of 2014 of $5,000,000, Manager may make an additional Special Deposit in the amount of $2,500,000 on or before April 1, 2014 and the Minimum Deposit will be deemed to be reduced to $20,000,000 for such Fiscal Year. The Minimum Deposit for the Fiscal Year ending December 31, 2015 shall be deemed to be reduced by an amount equal to twice the amount of any Special Deposit(s) made in the prior Fiscal Year and not then applied or refunded and any Special Deposit(s) made during such Fiscal Year. If Manager does not project a Shortfall or the Special Deposit(s) previously made was insufficient in light of the actual Shortfall, if Manager makes a Special Deposit, or an additional Special Deposit, in a sufficient amount on or before the first Business Day of the following Fiscal Month, Manager shall not be in default of its obligation to pay the Owner’s First Priority in full.  The Special Deposit(s) shall not be considered part of the Deposit for any purpose.

If at any time the combined balance of the Deposit and the Special Deposit is in excess of the Minimum Deposit (without giving effect to any deemed reduction), whether because the Deposit has been replenished from Net Disbursement Cash or otherwise, upon written notice from Manager, Owner will refund an amount of any Special Deposit(s) equal to such excess within five Business Days. Any deemed reduction in the Minimum Deposit will be reversed by an amount equal to twice the amount refunded.

If at any time Net Disbursement Cash, together with the Deposit, is insufficient to pay the Owner’s First Priority in full, Owner may draw on the Special Deposit(s); further Owner may draw on the Special Deposit(s) for any purpose for which it is permitted to draw upon the Deposit under the Deposit Agreement. Upon application of the Special Deposit(s), any deemed reduction in the Minimum Deposit will be reversed by an amount equal to twice the amount applied.

Beginning January 1, 2016, deemed reductions to the Minimum Deposit will cease to be in effect and the Minimum Deposit will be $37,000,000.

If the above is acceptable, please countersign both copies of this letter agreement keeping one for yourself and returning one to HPT.

Very truly yours,

/s/ John G. Murray

John G. Murray
President

Mr. Robert J. Chitty
January 6, 2014

ACCEPTED AND AGREED:

InterContinental Hotel Group

By:	/s/ Robert J. Chitty
Robert J. Chitty
Senior Vice President

Date:

	cc:	Robert Gunkel, CFO